Exhibit 99.1

Vail Resorts, Inc.  NEWS RELEASE

For Immediate Release

Vail Resorts Contacts:

Media:  Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2005 SECOND QUARTER RESULTS

Record second quarter Resort revenue, up 7.3% over same period last year

Record second quarter Resort Reported EBITDA, 12.8% higher than the previous record last year

VAIL, Colo. – March 10, 2005 – Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the second quarter of fiscal 2005 ended January 31, 2005.

The Company uses the term “Reported EBITDA” when reporting financial results.  The Company defines Reported EBITDA for the Mountain, Lodging and Resort (the combination of mountain and lodging) segments as segment net revenue less segment operating expense plus segment equity investment income or loss.  The Company defines Reported EBITDA for the Real Estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income or loss.  See reconciliation of non-GAAP measures included in this release.

SECOND QUARTER PERFORMANCE

Mountain revenue for the second quarter of fiscal 2005 was $214.2 million, a 7.0% increase from $200.1 million for the comparable period last year.  Mountain expense increased $7.5 million, or 6.0%, from $125.3 million to $132.8 million.

Lodging revenue for the quarter grew $3.4 million, or 8.5%, from $39.2 million to $42.6 million.  Lodging expense increased $1.0 million, or 2.6%, from $39.6 million to $40.6 million.

Resort revenue, the combination of mountain and lodging revenues, rose $17.4 million, or 7.3%, from $239.4 million to $256.8 million.  Resort expense increased 5.2% from $164.9 million to $173.4 million, up $8.5 million.

Real Estate revenue for the quarter rose $0.4 million to $7.9 million, and Real Estate expense increased $0.6 million to $6.7 million.  Included in the second quarter Real Estate revenue for fiscal 2005 is $2.5 million of previously deferred land sale revenue associated with the December 2004 sale of the Company’s investment in Bachelor Gulch Resort, LLC (“BG Resort”), the entity which owns the Ritz-Carlton, Bachelor Gulch.

Total revenue grew $17.7 million, or 7.2%, from $246.9 million to $264.6 million and total segment operating expense increased $9.2 million, or 5.4%, from $170.9 million to $180.1 million.

Income from operations for the quarter improved $14.0 million, or 30.0%, to $60.6 million, compared to $46.6 million for the same period last year.  Included in the second quarter of fiscal 2004 was a $5.5 million mold remediation charge.

Reported EBITDA for the Mountain segment grew $6.7 million, or 8.9%, to $82.1 million compared to $75.4 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved from a loss of $1.5 million in the second quarter of last year to a positive $1.3 million in the current year second quarter.

Second quarter Resort Reported EBITDA rose $9.4 million to $83.3 million, a 12.8% improvement over the $73.9 million reported for the comparable period last year.

Real Estate Reported EBITDA for the quarter fell $0.6 million to $1.1 million from $1.7 million last year, primarily due to the sale of higher margin properties during the second quarter of last year.

During the second quarter of fiscal 2005, the Company completed a highly successful refinancing of its senior bank credit facility.  Included in the refinancing was the complete pay off of the Company’s $100 million Term B Loan as well as the expansion of the Company’s revolving credit facility from $325 million to $400 million.  In addition, the maturity of the revolver was extended from June 2007 to January 2010, and other favorable changes were made, including reduced pricing on interest margins and commitment fees and expanded flexibility in the Company’s ability to make certain investments and distributions.  As a result of this transaction, in the second quarter of fiscal 2005 the Company recorded a $0.6 million pre-tax charge, comprised of the non-cash write-off of the unamortized balance of deferred financing costs associated with the Term B Loan.  In the second quarter of fiscal 2004, the Company recorded a $36.2 million pre-tax charge related to the refinancing of its senior subordinated debt on favorable terms.

The Company reported second quarter fiscal 2005 net income of $32.2 million, or $0.89 per diluted share, compared to a net loss of $6.7 million, or a loss of $0.19 per diluted share, for the same period last year.

Excluding a $5.7 million gain on the previously announced sale of the Company’s equity investment in BG Resort in fiscal 2005, the charges for early extinguishment of debt in both fiscal years, and the fiscal 2004 mold remediation charge, and using a normalized tax rate, the Company’s second quarter net income would have been $28.4 million, or $0.79 per diluted share, for fiscal 2005, a 38.5% improvement as compared to net income of $20.5 million, or $0.58 per diluted share, in fiscal 2004.

SIX-MONTH PERFORMANCE

Mountain revenue for the six months ended January 31, 2005 was $248.7 million, a 6.4% increase from $233.6 million for the comparable period last year.  Mountain expense increased $10.0 million, or 5.4%, from $186.8 million to $196.8 million.

Lodging revenue for the six months grew $5.9 million, or 7.0%, from $83.0 millionto $88.9 million.  Lodging expense increased $3.0 million, or 3.8%, from $81.1 million to $84.1 million.

Resort revenue, the combination of Mountain and Lodging revenues, rose $20.9 million, or 6.6%, from $316.6 million to $337.5 million.  Resort expense increased 4.9% to $280.9 million, up $13.1 million from the comparable period last year.

Real Estate revenue for the six-month period fell $9.4 million from $34.4 million last year to $25.0 million this year, as expected, and Real Estate expense decreased $1.4 million from $18.2 million last year to $16.8 million this year.  Included in the six month Real Estate revenue for fiscal 2005 is $2.5 million of previously deferred land sale revenue associated with the December 2004 sale of the Company’s investment in BG Resort.

Total revenue grew $11.5 million, or 3.3%, to $362.5 million up from $351.0 million last year, and total segment operating expense increased $11.7 million, or 4.1%, to $297.7 million up from $286.0 million last year.

Income from operations for the six months improved $2.8 million, or 17.3%, to $19.0 million compared to $16.2 million for the same period last year.  Included in the first six months of fiscal 2004 was a $5.5 million mold remediation charge.

Reported EBITDA for the Mountain segment improved $6.0 million, or 12.7%, to $53.4 million compared to $47.4 million for the comparable period last year.

Reported EBITDA for the Lodging segment improved from a loss of $1.0 million for the six-month period last year to positive $2.1 million in the current year.

Resort Reported EBITDA rose $9.1 million to $55.5 million, a 19.5% improvement over the $46.4 million reported for the six-month period last year.

Real Estate Reported EBITDA for the six months decreased $10.4 million, as expected, to $8.2 million from $18.6 million for the same period a year ago.

The Company reported net income for the six months of $0.8 million, or $0.02 per diluted share, compared to a net loss of $32.1 million, or a loss of $0.91 per diluted share, for the same period last year.

Excluding the $5.7 million gain on sale of equity investment in fiscal 2005, the charges for early extinguishment of debt in both fiscal years, and the fiscal 2004 mold remediation charge, and using a normalized tax rate, the Company’s six month net loss would have been $2.3 million, or a loss of $0.06 per diluted share, for fiscal 2005, a 58.4% improvement as compared to a net loss of $5.5 million, or $0.16 per diluted share, in fiscal 2004.

As noted above, the Company sold its interest in BG Resort in December 2004.  Lodging Reported EBITDA and Resort Reported EBITDA included $0.8 million of equity investment loss in the second quarter of fiscal 2005 and $2.7 million of equity investment loss for the first six months of fiscal 2005, representing the Company’s share of the LLC’s earnings prior to the sale.  Similarly, included in Lodging and Resort Reported EBITDA in fiscal 2004 was an equity investment loss of $1.2 million for the second quarter, $2.8 million for the first six months and $3.3 million for the full twelve months of fiscal 2004. Given the completed sale, no such losses will be reported for the remainder of fiscal 2005, full year fiscal 2006 or beyond.

Adam Aron, Vail Resorts Chairman and Chief Executive Officer, commented, “After our strong financial performance last year in fiscal 2004, we are understandably pleased to be announcing today that for the third year in a row, Vail Resorts has generated record second quarter Resort Revenue and record second quarter Resort Reported EBITDA.  With meaningful revenue increases in our Mountain and Lodging segments coupled with continued thoughtful expense management, we were able to improve Resort Reported EBITDA by some 13% year-over-year, with margins improving by approximately 2 percentage points.  All three of our major business segments are performing handsomely, and as a result it would appear that Vail Resorts is firing on all cylinders.”

“Thanks to increases in lift ticket pricing, favorable visitation mix changes, a modest growth in skier visits and robust ski school patronage, all five of our ski resorts performed very well during the quarter. Measured guest satisfaction rates continue to reflect our guests’ intense affection for the high-quality customer experience we offer, which in turn has enabled us to post these strong financial results today”, said Aron.

He added, “Results from our lodging business also have been growing quite nicely. The successful second quarter sale of our investment in BG Resort as well as the third party sale of La Posada de Santa Fe (which the Company manages but does not own), both at attractive prices reflecting attractive multiples of earnings, are evidence of the embedded value of our RockResorts and other hotels. We continue to receive and evaluate offers from third parties to acquire certain of our hotels, which, if effected, could potentially unlock considerable shareholder value.”

  “As for our real estate division, there is simply no limit to our excitement.  It has performed financially as expected so far in fiscal 2005.  However, of much greater import, the overwhelming marketplace interest in our plans to redevelop Vail Village and Vail’s Lionshead is beyond even our most optimistic expectations. In addition to the profits we expect to generate once The Arrabelle and Gore Creek Place are completed, we own several other parcels of developable land in Vail, which look as if they too could be lucrative for us. Needless to say, we are now focused on capitalizing on this opportunity. With all the attention captured by our eight-fold first-day oversubscription of The Arrabelle and the complete sellout of Gore Creek Place, it would be easy to overlook our Breckenridge and Jackson Hole projects which are also selling extremely well.  The consumer appeal of our premier mountain real estate is undeniable,” continued Aron.

“Additionally, our refinanced senior bank credit facility achieved this year, coupled with our refinanced senior subordinated notes achieved last year and our continued improved earnings, all translate to Vail Resorts featuring a much stronger balance sheet and credit profile,” Aron said.

Continued Aron, “Today, with approximately one month left in our ski season in Colorado and two months left at Heavenly, we are bullish about the remainder of the season.  Our ski areas have received plenty of snowfall this year, and once again we had record season pass sales, with sales dollars up approximately 3% beyond even the record setting levels of last year.  In addition, air, hotel and ski school advance bookings are all strong for the remainder of the ski season and lodging advance bookings for the fourth quarter also are encouraging.”

Aron added, “We are also pleased that February skier visits and revenue, which will be included in third quarter results, were strong compared to the same period last year.  Of course, we don’t know for certain what March and April will hold, and we are facing Sarbanes-Oxley 404 compliance costs.  Taken together, we feel comfortable reiterating, at this time, the year-end Reported EBITDA guidance we provided in September for the Mountain, Lodging, Resort and Real Estate segments which call for another record setting year for Vail Resorts.  Also, we are comfortable reiterating our net income guidance, to which would have to be added the sum of the second quarter gain on sale of equity investment and the second quarter loss on extinguishment of debt.”

CAPITAL EXPENDITURE ANNOUNCEMENT

The Company also announced today that its Board of Directors authorized approximately $65.4 million of resort-related capital expenditures for calendar 2005, plus approximately $2.9 million of “rollover” capital, which was budgeted but not completed in calendar 2004. This capital investment will allow the Company to maintain its high quality standards (including allowing for a repeat of Vail and Beaver Creek’s dramatically increased grooming this ski season), as well as for incremental discretionary resort improvements at the Company’s five ski resorts and throughout its hotels.  Highlights of these expenditures include three new high-speed chairlifts at the Beaver Creek, Breckenridge and Heavenly ski resorts; snowmaking upgrades at the Vail, Beaver Creek, Breckenridge and Keystone resorts; ski trail enhancements at Vail, Heavenly, Keystone and Breckenridge; restaurant and/or hotel renovations at Vail, Beaver Creek and Keystone; and upgrades to the central reservations, marketing database and ecommerce booking systems, among other projects.

Furthermore, as construction commences on the multi-year redevelopment at Vail, $138 million of real estate-related capital expenditures were also approved.  However, net cash outlays for real estate are expected to be significantly less given the Company’s belief that it will secure non-recourse financing for the major Vail projects in addition to the receipt of proceeds from real estate deposits and land sales.  In addition to the Vail projects, the approved real estate capital includes ongoing projects in Beaver Creek, the new golf course community in Jackson Hole, phase II of the Mountain Thunder Lodge condominiums at Breckenridge and other projects throughout the Company’s resorts.

Commenting on the capital expenditure announcement, Aron said, “Vail Resorts remains committed to providing a superb vacation experience at our ski resorts and hotel properties and enhancing the reputation for which we are known the world over.  Resort-related spending for calendar 2005 is on par with last year, and is more than ample to continue Vail Resorts’ clear leadership position among mountain resort operators.  New lifts, continued focus on grooming, high tech snowmaking and state-of-the-art website bookings and reservations systems will continue to enhance the premier experiences we offer visitors to our resorts.  In addition, now that Vail’s New Dawn is at hand, the anticipated real estate capital expenditures will literally transform and re-define the charm, amenities and appeal of our flagship resort, Vail.”

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com.  In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Mountain Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  In addition, the Company’s RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. Vail Resorts Development Company, the Company’s real estate arm, applies its expertise to the Company’s extensive land holdings. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; competitive factors in the ski and resort industries; failure to successfully integrate and operate future acquisitions; adverse consequences resulting from the existing SEC formal investigation; failure to commence or complete the planned development projects and/or achieve the anticipated short and long-term financial benefits from the development and/or inability to obtain financing on favorable terms; adverse changes in the real estate market; terrorist acts upon the United States; the threat of or actual war; economic downturns; expenses or adverse consequences arising from current or potential litigation against the Company; implications arising from any new FASB/governmental legislation, rulings or interpretations; reliance on government permits or approvals for use of federal land or operational improvements; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2005	2004	2005	2004
Net revenue:
Mountain	$214,166	$200,149	$248,659	$233,614
Lodging	42,589	39,243	88,864	83,032
Real estate	7,873	7,496	24,989	34,388
Total net revenue	264,628	246,888	362,512	351,034
Segment operating expense:
Mountain	132,849	125,325	196,811	186,778
Lodging	40,570	39,554	84,119	81,057
Real estate	6,714	6,065	16,775	18,189
Total segment operating expense	180,133	170,944	297,705	286,024
Other operating income (expense):
Gain on transfer of property	--	233	--	2,147
Depreciation and amortization	(23,273)	(22,568)	(44,348)	(42,933)
Asset impairment charge	--	(933)	--	(933)
Mold remediation charge	--	(5,500)	--	(5,500)
Loss on disposal of fixed assets, net	(623)	(545)	(1,481)	(1,556)
Income from operations	60,599	46,631	18,978	16,235
Mountain equity investment income, net	771	586	1,565	568
Lodging equity investment loss, net	(761)	(1,214)	(2,679)	(2,954)
Real estate equity investment (loss) income, net	(24)	3	(59)	206
Investment income, net	1,174	328	1,301	893
Interest expense	(10,809)	(12,857)	(21,385)	(26,266)
Loss on extinguishment of debt	(612)	(36,195)	(612)	(36,195)
Gain on sale of equity investment	5,693	--	5,693	--
Gain (loss) on put options, net	975	(696)	1,188	(1,306)
Other income (expense), net	84	(10)	52	(10)
Minority interest in income of consolidated subsidiaries, net	(4,665)	(4,094)	(2,765)	(2,003)
Income (loss) before (provision) benefit for income taxes	52,425	(7,518)	1,277	(50,832)
(Provision) benefit for income taxes	(20,184)	781	(492)	18,691
Net income (loss)	$ 32,241	$ (6,737)	$ 785	$ (32,141)

Per share amounts:
Basic net income (loss) per share	$ 0.91	$ (0.19)	$ 0.02	$ (0.91)
Diluted net income (loss) per share	$ 0.89	$ (0.19)	$ 0.02	$ (0.91)
Other Data:
Mountain Reported EBITDA	$ 82,088	$ 75,410	$ 53,413	$ 47,404
Lodging Reported EBITDA	1,258	(1,525)	2,066	(979)
Resort Reported EBITDA	83,346	73,885	55,479	46,425
Real Estate Reported EBITDA	$ 1,135	$ 1,667	$ 8,155	$ 18,552

Note:    Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and six months ended January 31, 2004 to conform to the current period presentation.

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(in thousands)

	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2005	2004	% Change	2005	2004	% Change
Business Line
Lift tickets	$ 103,017	$ 96,655	6.6%	$ 103,056	$ 96,681	6.6%
Ski school	27,092	25,022	8.3%	27,116	25,046	8.3%
Dining	19,415	18,411	5.5%	23,401	22,325	4.8%
Retail/rental	45,776	45,035	1.6%	62,975	62,075	1.4%
Other	18,866	15,026	25.6%	32,111	27,487	16.8%
Total Mountain Operating Revenue	214,166	200,149	7.0%	248,659	233,614	6.4%

Total Lodging Operating Revenue	42,589	39,243	8.5%	88,864	83,032	7.0%

Total Resort Revenue	$ 256,755	$ 239,392	7.3%	$ 337,523	$ 316,646	6.6%
	Three Months Ended			Six Months Ended
	January 31,			January 31,

	2005	2004	% Change	2005	2004	% Change
Skier Visits
Vail	679	698	(2.7)%	679	698	(2.7)%
Breckenridge	677	657	3.0%	677	657	3.0%
Heavenly	472	464	1.7%	472	464	1.7%
Keystone	482	452	6.6%	482	452	6.6%
Beaver Creek	354	349	1.4%	354	349	1.4%
Total Skier Visits	2,664	2,620	1.7%	2,664	2,620	1.7%
	As of January 31,
	2005	2004
Key Balance Sheet Data:
Real estate held for sale and investment	$ 135,297	$ 111,587
Total stockholders’ equity	495,618	464,462

Total debt	548,643	643,027
Less: cash and cash equivalents	19,117	15,915
Net debt	$ 529,526	$ 627,112

Note:    Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three and six months ended January 31, 2004 to conform to the current period presentation

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA have been presented herein as measures of the Company’s financial operating performance.  Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States (“GAAP”), and it might not be comparable to similarly titled measures.  Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  The Company believes that Reported EBITDA is an indicative measure of the Company’s operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries.  In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company’s indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company’s ability to fund capital expenditures and service debt.  The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three and six months ended January 31, for the fiscal years 2005 and 2004.

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2005	2004	2005	2004

Mountain Reported EBITDA	$ 82,088	$ 75,410	$ 53,413	$ 47,404
Lodging Reported EBITDA	1,258	(1,525)	2,066	(979)
Real Estate Reported EBITDA	1,135	1,667	8,155	18,552
Total Reported EBITDA	84,481	75,552	63,634	64,977
Depreciation and amortization expense	(23,273)	(22,568)	(44,348)	(42,933)
Asset impairment charge	-	(933)	-	(933)
Mold remediation	-	(5,500)	-	(5,500)
Loss on disposal of fixed assets	(623)	(545)	(1,481)	(1,556)
Investment income, net	1,174	328	1,301	893
Interest expense	(10,809)	(12,857)	(21,385)	(26,266)
Loss on extinguishment of debt	(612)	(36,195)	(612)	(36,195)
Gain on sale of equity investment	5,693	-	5,693	-
Gain (loss) on put options, net	975	(696)	1,188	(1,306)
Other income (expense), net	84	(10)	52	(10)
Minority interest in income of consolidated subsidiaries, net	(4,665)	(4,094)	(2,765)	(2,003)
Income (loss) before (provision) benefit from income taxes	52,425	(7,518)	1,277	(50,832)
(Provision) benefit for income taxes	(20,184)	781	(492)	18,691
Net income (loss)	$ 32,241	$ (6,737)	$ 785	$ (32,141)

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of net income (loss) excluding the loss on extinguishment of debt and the gain on sale of equity investment and including a modification to adjust the effective tax rate to a normalized rate of 40% to net income of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2005.  Also presented is a reconciliation of net income (loss) per diluted share excluding loss on extinguishment of debt and the gain on sale of equity investment and including a modification to adjust the effective tax rate to a normalized rate of 40% to net loss per diluted share of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2005.  The Company has presented these non-GAAP measures as it believes that this presentation is more indicative of the Company’s results from continuing operations.

	Three	Six
	Months	Months
	Ended	Ended
	January 31, 2005
Net income (loss) excluding loss on extinguishment of debt and gain on sale of equity investment	$28,406	$(2,283)
Loss on extinguishment of debt, before benefit from income tax	(612)	(612)
Gain on sale of equity investment, before provision for income tax	5,693	5,693
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate	(1,246)	(2,013)
Net income	$32,241	$ 785

Diluted net income (loss) per common share excluding loss on extinguishment of debt and gain on sale of equity investment	$ 0.79	$ (0.06)
Loss on extinguishment of debt per diluted common share, before benefit from income tax	(0.02)	(0.02)
Gain on sale of equity investment per diluted common share, before provision for income tax	0.16	0.16
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate, per diluted share	(0.04)	(0.06)
Diluted net income per common share	$ 0.89	$ 0.02

Presented below is a reconciliation of net income (loss) excluding the loss on extinguishment of debt and the mold remediation charge and including a modification to adjust the effective tax rate to a normalized rate of 40% to net income of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2004.  Also presented is a reconciliation of net income (loss) per diluted share excluding loss on extinguishment of debt and the mold remediation charge and including a modification to adjust the effective tax rate to a normalized rate of 40% to net loss per diluted share of the Company calculated in accordance with GAAP for the three and six months ended January 31, 2004.  The Company has presented these non-GAAP measures as it believes that this presentation is more indicative of the Company’s results from continuing operations.

	Three	Six
	Months	Months
	Ended	Ended
	January 31, 2004
Net income (loss) excluding loss on extinguishment of debt and mold remediation charge	$20,506	$(5,482)
Loss on extinguishment of debt, before benefit from income tax	(36,195)	(36,195)
Mold remediation charge, before benefit from income tax	(5,500)	(5,500)
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate	14,452	15,036
Net loss	$(6,737)	$(32,141)

Diluted net income (loss) per common share excluding loss on extinguishment of debt and mold remediation charge	$ 0.58	$ (0.16)
Loss on extinguishment of debt per diluted common share, before benefit from income tax	(1.02)	(1.03)
Mold remediation charge per diluted common share, before benefit from income tax	(0.16)	(0.15)
Adjustment to provision for income taxes to achieve 40% normalized effective tax rate, per diluted share	0.41	0.43
Diluted net loss per common share	$ (0.19)	$ (0.91)